Exhibit 23.2

CONSENT OF INDEPENDENT AUDITOR

The Board of Directors
Covenant Transportation Group, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-134939, 033-88686, 333-2654, 333-67559, 333-37356, 333-50174, 333-88486, 333-105880, and 333-174582) of Covenant Transportation Group, Inc. of our report dated February 27, 2013, relating to our audit of the balance sheet of Transport Enterprise Leasing, LLC as of December 31, 2012 and 2011, and the related statements of income and changes in members’ equity and cash flows for the twelve months ended December 31, 2012 and for the seven months ended December 31, 2011.

/s/ Lattimore Black Morgan & Cain, PC

Chattanooga, Tennessee

March 28, 2013

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